UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 3, 2017
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 3, 2017, Ciber, Inc. (the “Company”) entered into Amendment No. 15 (“Amendment No. 15”) with Wells Fargo Bank NA, (“Wells Fargo”), the lender under the Company’s Asset Based Lending Facility, as amended from time to time (the “Credit Facility”). Amendment No. 15 limits borrowings under the Credit Facility to the lesser of 100% of the forecasted figure in the 13-week cash forecast required under the Credit Facility and $30.5 million (which limit was $37.0 million prior to Amendment No. 15). Amendment No. 15 also permits an overadvance under the Credit Facility of $12.3 million through and including April 5, 2017, which, prior to Amendment No. 15, was a permitted overadvance of $12.3 million through and including March 31, 2017. Capitalized terms used but not otherwise defined in this Current Report on Form 8-K shall have the meanings given them in Amendment No. 15, or the Credit Facility, as applicable. The foregoing description of Amendment No. 15 is qualified in its entirety by reference to Amendment No. 15, to be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 3, 2017, the Company received a letter from the New York Stock Exchange (the “NYSE”) notifying the Company that because it had not timely filed its Annual Report for the year ended December 31, 2016 (the “2016 Form 10-K”) pursuant to Section 203.01 of the NYSE Listed Company Manual, the Company is subject to the late filing procedures as they pertain to annual reports, as set forth in Section 802.01E of the NYSE Listed Company Manual. On April 3, 2017, the Company notified the NYSE that the Company is working diligently to complete the 2016 Form 10-K.

The NYSE noted that it will closely monitor the status of the Company’s late filing and related public disclosures for up to a six month period from its due date. If the Company fails to file its 2016 Form 10-K within six months from the filing due date, the NYSE may, in its sole discretion, allow the Company’s securities to trade for up to an additional six months depending on specific circumstances, as outlined in the rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: April 7, 2017	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer